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                                  EXHIBIT 99.1

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                                                                    EXHIBIT 99.1

PRESS RELEASE                                           CONTACT:  Joe Winkler
                                                                  (713) 799-5100


     TUBOSCOPE VETCO INTERNATIONAL ACQUIRES WADECO OILFIELD SERVICES, LTD.


Houston, Texas, June 3, 1996, -- Tuboscope Vetco International Inc. ("Tuboscope") (NASDAQ: TUBO) today announced that it has acquired Wadeco Oilfield Services, Ltd. ("Wadeco"), the leading provider of oilfield solids control equipment in Canada, for total consideration of $21.6 million. Consideration consisted of the assumption of $5.2 million in debt and cash of $16.4 million for the stock of the privately-held company. On a pro forma consolidated basis for the year ended April 30, 1996, Wadeco posted $2.2 million in income and $6.0 million in earnings before depreciation, interest, taxes, and amortization, excluding certain non-recurring items, on revenues of $13.0 million pro forma book capitalization for the Company is approximately $16.8 million.

"The acquisition of Wadeco puts Tuboscope Vetco International into the only major oilfield solids control market where we did not have a presence," said John F. Lauletta, President and Chief Executive Officer of Tuboscope. "By acquiring the market leader, we enter the Canadian market with a large ongoing operation, and further enhance Tuboscope's position as the world's leading provider of oilfield solids control equipment." The transaction marks Tuboscope's first acquisition since the Company merged with Drexel Oilfield Services in April, and exemplifies its strategy of growth through acquisitions in its major product lines. Solids control equipment and technology are used to separate cuttings from the drilling fluids used in oil and gas drilling operations. Both Tuboscope, through its Brandt/EPI divisions, and Wadeco have benefitted in

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recent years from a trend to use higher technology equipment to improve drilling efficiency and minimize the environmental impact of drilling operations. Wadeco owns and operates a fleet of 137 centrifuges and various other pieces of solids control equipment, which it rents to oil and gas operators and drilling contractors across western Canada, Newfoundland, Nova Scotia, and in North Dakota. Wadeco is based in Leduc, Alberta, with offices in Calgary, Grand Prairie, and Estevan, Saskatchewan.

Tuboscope Veto International is the world's leading supplier of oilfield tubular coating and inspection services, oilfield solids control equipment and services, and coiled tubing equipment to the petroleum industry; and additionally, it supplies in-service inspection for oil and gas pipelines; sells and leases advanced in-line inspection equipment to the makers of oil country tubular goods; and provides quality assurance and inspection services to a diverse range of worldwide industries. Tuboscope is headquartered in Houston, Texas and services markets in more than 54 countries. 1995 pro forma revenues, including the full-year effect of its Drexel acquisition, together with acquisitions made by Drexel in 1995, was $315 million.

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